Exhibit 99.1

Contact: Daniel Molinaro 281-823-4941

NOW Inc. Announces Fourth Quarter and Full-Year 2016 Results

HOUSTON, TX, February 15, 2017 – NOW Inc. (NYSE: DNOW) reported for its fourth quarter ended December 31, 2016 a net loss of $71 million, or $0.66 per fully diluted share, compared to a net loss of $249 million, or $2.33 per fully diluted share in the same period of 2015. Net loss excluding other costs, a non-GAAP measure, was $31 million or $0.29 per fully diluted share. Other costs in the fourth quarter of 2016 included pre-tax charges of $2 million for severance and acquisition-related costs and an after-tax charge of $39 million for a valuation allowance recorded against the Company’s deferred tax assets.

The Company’s revenues for the fourth quarter of 2016 were $538 million, increasing $18 million from the third quarter of 2016.

Cash flows from operating activities were $49 million for the fourth quarter of 2016 and $235 million for the year 2016.

Robert Workman, President and CEO of NOW Inc., added, “As expected, Canadian and International revenues grew sequentially in the fourth quarter. Simultaneously, the average daily billings in the quarter grew ten percent sequentially, allowing the U.S. to beat our expectations of flat revenues for the fourth quarter. I am pleased that we finished the quarter with a $9 million sequential improvement in EBITDA excluding other costs. Operating losses narrowed by $6 million, resulting in 33 percent sequential flow-throughs. Finally, it is evident that third quarter rig count additions are beginning to translate into production facility construction. Assuming this trend continues into 2017, paired with a new supply chain services award in recent weeks from a large upstream oil and gas operator in the U.S., we are encouraged about 2017.”

United States

Fourth quarter revenues for the United States were $379 million, up $7 million from the third quarter of 2016. Revenues decreased 12 percent from the fourth quarter of 2015, or 18 percent when excluding acquisitions, outperforming the United States rig count decline of 22 percent in the same period.

Canada

Canada revenues were $73 million, up nine percent compared to the third quarter of 2016 and down eight percent from the fourth quarter of 2015. These changes were driven by fluctuations in the levels of operating activity. While Canada rig counts improved sequentially due to increased seasonal activity, well counts were down substantially from the fourth quarter of 2015.

International

International operations generated fourth quarter revenues of $86 million, up six percent from the third quarter of 2016 and down 35 percent from the fourth quarter of 2015, versus international rig count declines of one percent and 16 percent, respectively. This was driven by an overall decline in international deepwater drilling activity as well as non-repeating large projects from 2015.

The Company has scheduled a conference call for February 15, 2017, at 8:00 a.m. Central Time to discuss fourth quarter 2016 results. The call will be broadcast through NOW Inc.’s Investor Relations website at ir.distributionnow.com, on a listen-only basis. Prior to the beginning of the call a supplemental presentation titled “NOW Inc. Fourth Quarter 2016 Review & Key Takeaways” will be available on the Company’s Investor Relations website. A replay of the call will be available on the site for thirty days following the conference call. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call” or the “DistributionNOW Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 300 locations and approximately 4,500 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106	$90
Receivables, net	354	485
Inventories, net	483	693
Prepaid and other current assets	16	24

Total current assets	959	1,292
Property, plant and equipment, net	143	165
Deferred income taxes	1	4
Goodwill	311	205
Intangibles, net	184	161
Other assets	5	5

Total assets	1,603	1,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246	$211
Accrued liabilities	100	94
Other current liabilities	1	2

Total current liabilities	347	307
Long-term debt	65	108
Deferred income taxes	7	11
Other long-term liabilities	1	3

Total liabilities	420	429
Commitments and contingencies
Stockholders’ equity:
Preferred stock—par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Common stock—par value $0.01; 330 million shares authorized; 107,474,904 and 107,219,138 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	1
Additional paid-in capital	2,002	1,980
Accumulated deficit	(678)	(444)
Accumulated other comprehensive loss	(142)	(134)

Total stockholders’ equity	1,183	1,403

Total liabilities and stockholders’ equity	$1,603	$1,832

NOW INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended (Unaudited)			Years Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
				(Unaudited)
Revenue	$538	$644	$520	$2,107	$3,010
Operating expenses:
Cost of products	450	538	433	1,762	2,508
Warehousing, selling and administrative	135	152	140	567	619
Impairment of goodwill	—	138	—	—	393

Operating loss	(47)	(184)	(53)	(222)	(510)
Other expense	(1)	(2)	(3)	(8)	(8)

Loss before income taxes	(48)	(186)	(56)	(230)	(518)
Income tax provision (benefit)	23	63	—	4	(16)

Net loss	$(71)	$(249)	$(56)	$(234)	$(502)

Loss per share:
Basic loss per common share	$(0.66)	$(2.33)	$(0.53)	$(2.18)	$(4.68)

Diluted loss per common share	$(0.66)	$(2.33)	$(0.53)	$(2.18)	$(4.68)

Weighted-average common shares outstanding, basic	107	107	107	107	107

Weighted-average common shares outstanding, diluted	107	107	107	107	107

NOW INC.

SUPPLEMENTAL INFORMATION

BUSINESS SEGMENTS

(In millions)

	Three Months Ended (Unaudited)			Years Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
				(Unaudited)
Revenue:
United States	$379	$433	$372	$1,445	$2,027
Canada	73	79	67	258	378
International	86	132	81	404	605

Total revenue	$538	$644	$520	$2,107	$3,010

NOW INC.

SUPPLEMENTAL INFORMATION (CONTINUED)

U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) TO NON-GAAP RECONCILIATIONS

NET LOSS TO NON-GAAP EBITDA EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
GAAP net loss (1)	$(71)	$(249)	$(56)	$(234)	$(502)
Interest, net	1	1	1	3	2
Income tax provision (benefit)	23	63	—	4	(16)
Depreciation and amortization	14	12	14	53	38
Other costs (2)	2	141	1	10	413

EBITDA excluding other costs	$(31)	$(32)	$(40)	$(164)	$(65)

EBITDA % excluding other costs (3)	(5.8%)	(5.0%)	(7.7%)	(7.8%)	(2.2%)

NET LOSS TO NON-GAAP NET LOSS EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
GAAP net loss (1)	$(71)	$(249)	$(56)	$(234)	$(502)
Other costs, net of tax (4) (5)	40	222	20	85	436

Net loss excluding other costs (5)	$(31)	$(27)	$(36)	$(149)	$(66)

DILUTED LOSS PER SHARE TO NON-GAAP DILUTED LOSS PER SHARE EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
GAAP diluted loss per share (1)	$(0.66)	$(2.33)	$(0.53)	$(2.18)	$(4.68)
Other costs, net of tax (4)	0.37	2.08	0.19	0.79	4.07

Diluted loss per share excluding other costs (5)	$(0.29)	$(0.25)	$(0.34)	$(1.39)	$(0.61)

(1)	In an effort to provide investors with additional information regarding our results as determined by GAAP, we disclose various non-GAAP financial measures in our quarterly earnings press releases and other public disclosures. The non-GAAP financial measures include: (i) earnings before interest, taxes, depreciation and amortization (EBITDA) excluding other costs, (ii) net loss excluding other costs and (iii) diluted loss per share excluding other costs. Each of these financial measures excludes the impact of certain other costs and therefore has not been calculated in accordance with GAAP. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included in the schedules herein.
(2)	For the three and twelve months ended December 31, 2016, other costs primarily includes the transaction costs associated with acquisition activity, including the cost of inventory that was stepped up to fair value during purchase accounting and severance expenses which are included in operating loss. For the three and twelve months ended December 31, 2015, other costs additionally includes the goodwill impairment charges of $138 million and $393 million, respectively.
(3)	EBITDA % excluding other costs is defined as EBITDA excluding other costs divided by Revenue.
(4)	Other costs, net of tax, for the three and twelve months ended December 31, 2016 and 2015, respectively, included expenses of $39 million, $78 million, $129 million and $129 million, after tax, respectively, for a valuation allowance recorded against the Company’s deferred tax assets; as well as, $1 million, $7 million, $93 million and $307 million, after tax, respectively, in transaction costs associated with acquisitions, including the cost of inventory that was stepped up to fair value during purchase accounting related to acquisitions, and severance expenses, as well as impairment charges associated with the fair value of goodwill, which are included in operating loss.
(5)	Totals may not foot due to rounding.